Exhibit 10.1

GREEN MOUNTAIN COFFEE ROASTERS, INC.
2014 OMNIBUS INCENTIVE PLAN

1.                                      DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.                                      PURPOSE

The Plan has been established to advance the interests of the Company and its stockholders by providing for the grant of Stock-based and other incentive Awards to those individuals described in Section 5 who contribute significantly to the strategic and performance objectives and growth of the Company.  The Plan replaces the 2006 Incentive Plan and the STIP, and, from and after the Effective Date, no new grants of awards may be made under the 2006 Incentive Plan or the STIP.

3.                                      ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards; prescribe forms, rules and procedures (which it may modify or waive) relating to the Plan, including (but not limited to) rules relating to sub-plans established for the purposes of satisfying applicable foreign laws, rules or regulations or qualifying for favorable tax treatment under foreign laws; and otherwise do all things necessary or appropriate to carry out the purposes of the Plan.  Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.                                      LIMITS ON AWARDS UNDER THE PLAN

(a)                                 Number of Shares; No Share Recycling.  Subject to adjustment as provided in Section 7, the maximum aggregate number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 8,000,000 (the “Fungible Pool Limit”), which includes 4,185,605 shares that, as of the Effective Date, are available for grant under the 2006 Incentive Plan that are hereby transferred to the Plan, and up to 1,661,205 shares, if any, that may become available for grant under the 2006 Incentive Plan after the Effective Date as a result of the forfeiture, expiration or cancellation of awards under the 2006 Incentive Plan.  Each share of Stock issued or to be issued in connection with any Award that is not a Stock Option or SAR shall be counted against the Fungible Pool Limit as 1.704 Fungible Pool Units. Stock Options and SARs shall be counted against the Fungible Pool Limit as one (1.0) Fungible Pool Unit. Up to the total number of shares available for awards to employee Participants may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan.  For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (i) net of shares of Stock underlying the portion of any Award that is settled in cash or the portion of any Award that expires, terminates or is forfeited prior to the issuance of Stock thereunder, (ii) by treating as having been delivered the full number of shares covered by any portion of an Award that is settled in Stock (and not only the number of shares of Stock delivered in settlement) and (iii) by treating as having been delivered any shares withheld from an Award to satisfy the tax withholding obligations with respect to such Award or in payment of the exercise price of an Award requiring exercise.  In addition, shares of Stock that have been repurchased by the Company with proceeds obtained in connection with the exercise of outstanding Awards shall not be added into the pool of available shares. Any shares of Stock that again become available for grant pursuant to this Section 4(a) shall be added back to the pool of available shares.

(b)                                 Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury.  No fractional shares of Stock will be delivered under the Plan.

(c)                                  Section 162(m) Limits.  The following additional limits will apply to Awards granted, or in the case of Cash Awards, payable to any person in any calendar year:

(1)                                 Awards other than Cash Awards:  1,000,000 shares of Stock.

(2)                                 Cash Awards:  $6,000,000.

In applying the foregoing limits, (i) all Awards of the specified type granted (or in the case of Cash Awards, payable) to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the share limit under clause (1) refers to the number of shares of Stock subject to those Awards.  The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

5.                                      ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and directors of, and consultants and advisors to, the Company and its Affiliates.  Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.  Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of U.S. Treasury Regulations (“Treasury Regulations”) Section §1.409A-1(b)(5)(iii)(E).

6.                                      RULES APPLICABLE TO AWARDS

(a)                                 All Awards.

(1)                                 Award Provisions.  The Administrator will determine the terms of all Awards, subject to the limitations provided herein.  By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan.  Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)                                 Term of Plan.  No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)                                 Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution.  During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), SARs and NSOs) may be exercised only by the Participant.  The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs to any transferee eligible to be covered by the provisions of Form S-8 (under the Securities Act of 1933), subject to such limitations as the Administrator may impose.

(4)                                 Vesting, etc.  The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option or SAR will remain exercisable.  Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration.  Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)                               Immediately upon the cessation of the Participant’s Employment and except as provided in (B) and (C) below, each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B)                               Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of ninety (90) days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)                               All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)                               All Stock Options and SARs (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5)                                 Additional Restrictions.

(A)                               The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation or confidentiality, if any activity occurs that results in termination of the Participant’s Employment for Cause, or if there is a violation of any material rule or policy of the Company or other egregious or materially harmful conduct by the Participant that is detrimental to the business or reputation of the Company or its Subsidiaries, as determined in the sole discretion of the Administrator.  Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments under or gain in respect of any Award to the extent required to comply with Section 10D of the Securities Exchange Act of 1934, as amended, or any stock exchange or similar rule or company policy adopted to under said Section.  In addition, rights, payments and benefits under any Award shall be subject to repayment to, or recoupment through any clawback policy by, the Company in accordance with such policies and procedures as the Administrator may adopt from time to time.

(B)                               If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted), the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document not in material compliance with such financial reporting requirement.

(6)                                 Taxes.  The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award.  The Administrator will prescribe such rules for the withholding of federal, state and local taxes, including social security and Medicare withholding tax (or corresponding or other taxes under applicable laws in non-U.S. jurisdictions) as it deems necessary.  In satisfaction of tax withholding requirements, the Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock (but not in excess of the minimum withholding required by law) or sell any shares of Stock contingently issued or credited by the Company for the purpose of paying such Award or any other Award under this Plan to raise the amount necessary to satisfy applicable withholding requirements.

(7)                                 Dividend Equivalents, Etc.  The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award.  Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A.  Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose including, without limitation, that dividends or dividend equivalent amounts payable in respect of Awards that are conditioned on the attainment of Performance Criterion or Criteria will only be paid if and to the extent that such Performance Criterion or Criteria have actually been attained.

(8)                                 Rights Limited.  Nothing in the Plan, any Award granted or any Award agreement or other agreement entered into pursuant hereto will be construed as (i) giving any person the right to continued employment or service with the Company or its Affiliates (ii) limiting in any way the right of the Company or any Affiliate to terminate a person’s Employment or service or (iii) giving any person any rights as a stockholder except as to shares of Stock actually issued under the Plan.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.  No Participant or other person shall have any claim to be granted an Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards under the Plan.  The terms and conditions of Awards need not be the same with respect to each recipient.  Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants.  The Company, in its sole discretion, maintains the right to make available future grants hereunder.

(9)                                 Exclusion from Pension and other Benefit Plan Computation.  Except to the extent otherwise required by applicable law and with respect to jurisdictions other than in the United States, by exercise of a Stock Option or SAR or receipt of another type of Award, (i) each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement, severance, resignation, redundancy, end of service payment or other employee benefit plan of the Company or an Affiliate, and (ii) each beneficiary of a deceased Participant shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company or an Affiliate on the life of the Participant that is payable to the beneficiary under any life insurance plan covering Employees or directors of the Company or an Affiliate.

(10)                          Section 162(m). In the case of any Performance Award (other than a Stock Option or SAR) intended to qualify for the performance-based compensation exception under Section 162(m), the Administrator will establish the applicable Performance Criterion or Criteria in writing no later than ninety (90) days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)) and, prior to the event or occurrence (grant, vesting or payment, as the case may be) that is conditioned on the attainment of such Performance Criterion or Criteria, will certify whether it or they have been attained.

(11)                          Section 16(b).  The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and all such transactions are exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act.  Accordingly, the composition of the Administrator shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Administrator shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).  If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 6(a)(10), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent there is any remaining irreconcilable conflict with this intent, the provision shall be deemed disregarded as to transactions under the Plan that are intended to be exempt under Rule 16b-3 or such other exemptive rules under Section 16.

(12)                          Coordination with Other Plans.  Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates.  For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).  In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan will be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(13)                          Section 409A.  Each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(14)                          Fair Market Value.  In determining the fair market value of any share of Stock under the Plan, the Administrator will make the determination in good faith consistent with the rules of Section 422 and Section 409A to the extent applicable.

(b)                                 Stock Options and SARs.

(1)                                 Time And Manner Of Exercise.  Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the

Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award.  A Stock Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)                                 Exercise Price; Prohibition on Re-Pricing.  The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be no less than 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.  Except as contemplated by Section 7 of the Plan, the company may not, without obtaining stockholder approval, (a) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (b) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (c) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the fair market value of a share on the date of such cancellation in exchange for cash or other consideration.  Fair market value will be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3)                                 Payment Of Exercise Price.  Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator or by such other legally permissible means, if any, as may be acceptable to the Administrator.

(4)                                 Maximum Term.  Stock Options and SARs will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above); provided, however, that, if a Participant still holding an outstanding but unexercised NSO or SAR ten (10) years from the date of grant (or, in the case of an NSO or SAR with a maximum term of less than ten (10) years, such maximum term) is prohibited by applicable law or a written policy of the Company applicable to similarly situated employees from engaging in any open-market sales of Stock, and if at such time the Stock is publicly traded (as determined by the Administrator), the Administrator may determine, in its discretion, that the maximum term of such Award will instead be deemed to expire on the thirtieth (30th) day following the date the Participant is no longer prohibited from engaging in such open market sales.

7.                                      EFFECT OF CERTAIN TRANSACTIONS

(a)                                 Mergers, etc.  Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Change of Control Transaction:

(1)                                 Assumption or Substitution.  If the Change of Control Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)                                 Cash-Out of Awards.  Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.

(3)                                 Acceleration of Certain Awards.  Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Change of Control Transaction.

(4)                                 Termination of Awards Upon Consummation of Change of Control Transaction.  Except as the Administrator may otherwise determine in any case, upon consummation of the Change of Control Transaction, each Award outstanding as of the Change of Control Transaction will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited), other than Awards assumed pursuant to Section 7(a)(1) above.  With respect to any Awards that do not automatically terminate pursuant to the preceding sentence and except as the Administrator may otherwise determine, in the event that, within twelve months following a Change of Control Transaction, the Participant’s Employment is terminated by the Company or any of its Affiliates for any reason other than for Cause, all such Awards held by the Participant, to the extent then outstanding, which have not theretofore vested shall immediately vest and become exercisable and all vesting and exercisability restrictions on such award shall immediately lapse, in each case, upon such termination.  For the avoidance of doubt, if any conflict between this Plan and the Change of Control Plan should arise, the terms of this Plan shall govern.

(5)                                 Additional Limitations.  Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Change of Control Transaction.  For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition.  In the case of

Restricted Stock that does not vest and is not forfeited in connection with the Change of Control Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Change of Control Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)                                 Changes in and Distributions With Respect to Stock.

(1)                                 Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2)                                 Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3)                                 Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.                                      LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived.  The Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933 or any applicable state or non-U.S. securities law.  Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates.  In the event that the Administrator determines that Stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.             AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted.  Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.          OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.          MISCELLANEOUS

(a)           Waiver of Jury Trial.  By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury.  By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.  Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)           Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award; provided, that nothing in this Section 11(b) will limit the ability of the Administrator or the Company, in its discretion, to provide by separate express written agreement with a Participant for any payment in connection with any such acceleration of income or additional tax.

Furthermore, in no event shall the Company have any liability relating to the failure or alleged failure of any Award under the Plan to comply with, or be exempt from, the requirements of Section 16(b) of the Exchange Act.

12.          ESTABLISHMENT OF SUB-PLANS

The Administrator may grant Awards to Employees of the Company and its Affiliates who reside in foreign jurisdictions.  Notwithstanding anything in the Plan to the contrary, the Administrator may, in its sole discretion: (i) amend or vary the terms of the Plan and/or Awards to conform such terms with the requirements of each jurisdiction where an Affiliate is located; (ii) amend or vary the terms of the Plan and/or Awards in each jurisdiction where an Affiliate is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social security contributions for participants and/or the Affiliate; or (iii) amend or vary the terms of the Plan and/or Awards in each jurisdiction where an Affiliate is located as it deems necessary or desirable to meet the goals and objectives of the Plan.  The Administrator may, where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes.  The terms and conditions contained herein which are subject to variation in a jurisdiction shall be reflected in a written supplement to the Plan for such jurisdiction.  All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13.          GOVERNING LAW

(a)           Certain Requirements of Corporate Law.  Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)           Other Matters.  Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Vermont without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)           Jurisdiction.  By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Vermont for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Vermont; and (c)  waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-

named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“2006 Incentive Plan”:  The Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan.

“Administrator”:  The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to the chief executive officer with respect to all non-executive employees, with such duties, powers and responsibilities as it may determine, provided the chief executive officer is a member of the Board; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate.  In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”:  Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”:  Any or a combination of the following:

(i) Stock Options;

(ii) SARs;

(iii) Restricted Stock;

(iv) Unrestricted Stock;

(v)  Stock Units, including Restricted Stock Units;

(vi) Performance Awards;

(vii) Cash Awards; and

(viii)  Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”:  The Board of Directors of the Company.

“Cash Award”:  An Award denominated in cash.

“Cause”:  In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan.  In the case of any other Participant, “Cause” will mean, as determined by the Administrator in its reasonable judgment and sole discretion, (i) gross negligence or willful misconduct by the Participant in the performance of his or her employment duties; (ii) the Participant’s conviction of, or entering a guilty plea with respect to a felony or a misdemeanor involving moral turpitude; (iii) the Participant’s commission of an act involving personal dishonesty that results in financial, reputational, or other harm to the Company or its Affiliates; (iv) the Participant’s material breach of any term of any employment, consulting, or other service, confidentiality, intellectual property or non-competition agreement, if any, between the Participant and the Company or an Affiliate; (v) the Participant’s material violation of any rule, policy, procedure or guideline of the Company or its Affiliates; or (vi) egregious or materially harmful behavior that is detrimental to the business or reputation of the Company or its Affiliates.

“Change of Control Plan”:  The Green Mountain Coffee Roasters, Inc. 2008 Change-In-Control Severance Benefit Plan, as amended.

“Change of Control Transaction”:  Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company.  Where a Change of Control Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Change of Control Transaction will be deemed to have occurred upon consummation of the tender offer.  For purposes of any of the provisions of the Plan providing for the acceleration of vesting of an Award, within twelve months following a Change of Control Transaction, a Change of Control Transaction requires an ownership change such that either (i) there is a change in the composition of a majority of the members of the Board immediately prior to the consummation of the transaction or (ii) the ownership of more than 50% of the equity securities entitled to vote generally in the election of directors after the consummation of the transaction is held by Persons other than those who owned such equity securities prior to the transaction, as determined by the Board.

“Code”:  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”:  The Compensation and Organizational Development Committee of the Board.

“Company”:  Green Mountain Coffee Roasters, Inc.

“Date of Adoption”:  The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Committee.

“Effective Date”: December 6, 2013, the date the Plan was approved by the Board, subject to approval by the Company’s stockholders.

“Employee”:  Any person who is employed by the Company or an Affiliate.

“Employment”:  A Participant’s employment or other service relationship with the Company and its Affiliates.  Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or an Affiliate.  If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.  Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred.  Any such written election will be deemed a part of the Plan.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Fungible Pool Limit”:  See Section 4(a).

“Fungible Pool Unit”:  the measuring unit used for purposes of the Plan, as specified in Section 4, to determine the number of shares of Stock which may be subject to Awards hereunder,  which shall consist of shares of Stock in proportions (ranging from 1.0 to 1.704) as set forth in Section 4(a).

“ISO”:  A Stock Option intended to be an “incentive stock option” within the meaning of Section 422.  Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”:  A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”:  A person who is granted an Award under the Plan.

“Performance Award”:  An Award subject to Performance Criteria.  The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”:  Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant,

exercisability, vesting or full enjoyment of an Award.  For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.  A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.  To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”:  The Green Mountain Coffee Roasters, Inc. 2014 Omnibus Incentive Plan as from time to time amended and in effect.

“Restricted Stock”:  Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”:  A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”:  A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”:  Section 409A of the Code.

“Section 422”:  Section 422 of the Code.

“Section 162(m)”:  Section 162(m) of the Code.

“STIP”:  Senior Executive Officer Short Term Incentive Compensation Plan

“Stock”:  Common stock of the Company, par value $0.10 per share.

“Stock Option”:  An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”:  An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”:  Stock not subject to any restrictions under the terms of the Award.